Exhibit 99.1

For Immediate Release:

 ONEMAIN HOLDINGS ANNOUNCES APPOINTMENT OF MICAH CONRAD AS CHIEF FINANCIAL OFFICER

NEW YORK – April 26, 2019 – OneMain Holdings, Inc. (NYSE: OMF) (OneMain) today announced the appointment of Micah Conrad as the company’s Chief Financial Officer (CFO). Conrad previously served as the company’s Acting CFO.

“Micah has been an important member of the OneMain executive team for many years and has been instrumental in helping us execute on our strategic priorities,” said Doug Shulman, OneMain President and Chief Executive Officer. “His extensive finance, capital markets and operational expertise will help us take our business to the next level.”

Before being appointed Acting CFO last month, Conrad served as OneMain’s Deputy CFO after Springleaf’s acquisition of OneMain Financial from Citigroup in 2015. Conrad was CFO of OneMain before the acquisition. Prior to his time at OneMain, Conrad was a managing director at Citigroup and served in a variety of senior finance roles within Citi Holdings, Global Wealth Management and Institutional Clients Group.

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About OneMain

OneMain Financial (NYSE: OMF) has been offering responsible and transparent loans for over 100 years. With almost 1,600 locations throughout 44 states, the company is committed to helping people with their financial needs. OneMain and its 10,000 team members are dedicated to the communities where they live and work. For additional information, please visit OneMainFinancial.com.

Media Contact:
Lauren Davis, 812-492-2753
Lauren.Davis@omf.com

Investor Contact:
Kathryn Miller, 475-619-8821
Kathryn.Miller@omf.com